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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             RATEXCHANGE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                         Delaware                                                        11-2936371
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         (State of Incorporation or Organization)                          (I.R.S. Employer Identification Number)

               185 Berry Street, Suite 3515
                    San Francisco , CA                                                      94107
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         (Address of Principal Executive Offices)                                        (Zip Code)

If this form relates to the registration of a class               If this form relates to the registration of a class
of securities pursuant to Section 12(b) of the                    of securities pursuant to Section 12(g) of the
Exchange Act and is effective pursuant to                         Exchange Act and is effective pursuant to
General Instruction A.(c), please check the                       General Instruction A.(d), please check the
following box. [X]                                                following box. [ ]

Securities Act registration statement file number to which this form relates:  33-19139-NY
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             (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                    Title of Each Class                                        Name of Each Exchange on Which
                    to be so Registered                                        Each Class is to be Registered
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
          Common Stock, par value .0001 per share                                  American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)



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                                     ITEM 1.

             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

DESCRIPTION OF COMMON STOCK

         The authorized capital stock of the Company consists of 300,000,000 shares of common stock, $.0001 par value per share, of which 17,136,174 were issued and outstanding on July 7, 2000. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         Dividends

         Holders of the common stock are entitled to receive dividends, when, and as, declared by the Company's Board of Directors out of funds available therefore. Any such dividends may be paid in cash, property or shares of the common stock.

         Voting Rights

         Each holder of common stock is entitled to one vote per share on all matters submitted to the vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights. The absence of cumulative voting means that the holders of more than 50% of the shares voting for the election of directors can elect all directors if they so choose. The affirmative vote of a majority of a quorum of stockholders is required for approval of all other items. A majority of the shares issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.

         Preemption, Conversion, Redemption and Sinking Funds

         Holders of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable to further call or assessment.

         Liquidation Rights

         Holders of common stock are entitled to share ratably in any assets available for distribution to holders of the Company's equity securities upon liquidation of the Company.

                                     ITEM 2.

                                    EXHIBITS

         1. Certificate of Incorporation as amended, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

         2. Amended and Restated By-Laws, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: July 7, 2000

                               RATEXCHANGE CORPORATION



                               By:      /s/
                                    -------------------------------------------
                               Name:  Philip Rice
                               Title: Executive Vice President and Chief
                                      Financial Officer